UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 1, 2017 (March 1, 2017)

Tempus Applied Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-201424	47-2599251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 McLaws Circle, Suite A Williamsburg, Virginia		23185
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 875-7779

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2017, Tempus Applied Solutions Holdings, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Jackson River Aviation, LLC (“Jackson River”), a business affiliated with Benjamin Scott Terry, the Company’s chief executive officer, and with Mr. Terry, pursuant to which Jackson River shall acquire from the Company 100% of the outstanding shares of common stock of Tempus Jets, Inc. (“TJI”), a wholly owned subsidiary of the Company. Also on March 1, 2017, the parties to the Agreement consummated the transaction and Jackson River completed its acquisition of TJI from the Company.

Prior to February 8, 2017, a special committee of the Board of Directors (the “Board”) consisting of the Company’s independent directors had negotiated the Agreement on behalf of the Company and unanimously recommended to the Board that the Company enter into the Agreement as being fair to and in the best interests of the Company and its stockholders. The Board approved the Company’s entry into the Agreement on February 8, 2017. See the Company’s Current Report on Form 8-K filed as of February 9, 2017.

The Agreement provides that, at the time Jackson River acquires TJI, TJI shall have at least $500,000 in accrued but unpaid third-party liabilities. As a result of the transaction, the Company’s consolidated liabilities will decrease by the amount of accrued but unpaid third-party liabilities retained by TJI, in the amount of at least $500,000. In addition, the Agreement provides that (i) TJI will, and Jackson River and Mr. Terry will cause TJI to, maintain TJI’s corporate existence and good standing and maintain in good standing TJI’s operating certificate issued by the United States Federal Aviation Administration in accordance with the requirements of Parts 119 and 135 of the Federal Aviation Regulations (the “Operating Certificate”), for up to two years or until Jackson River and Mr. Terry contribute at least $500,000 toward TJI’s liabilities relating to the maintenance of its corporate existence and good standing and the Operating Certificate; (ii) Jackson River and Mr. Terry will provide the Company with advance notice if they expect TJI will not have sufficient working capital to support its existence and good standing and the Operating Certificate; and (iii) for two years the Company will have a right of first refusal that will allow it to re-acquire TJI if Jackson River receives a bona fide written offer to directly or indirectly transfer a majority of the equity interests in TJI or all or substantially all of the assets of TJI and its subsidiaries, taken as a whole, and the Company chooses to meet the terms of that offer. By its terms, the Agreement is effective as of January 1, 2017. The foregoing is only a summary of the Agreement, and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The parties provided notice to holders of the Company’s outstanding Series A-1 Warrants of the Company’s intention to enter into the Agreement, which was required under the terms of the Company’s Series A-1 Warrants because, in the Company’s view, the transaction contemplated by the Agreement constitutes a “Fundamental Transaction” as defined in the Series A-1 Warrants. Pursuant to the terms of the Series A-1 Warrants, in the event of a Fundamental Transaction, each holder of Series A-1 Warrants has the right to sell its Series A-1 Warrants back to the Company for a cash price equal to the Black Scholes Value (as defined in the Company’s Series A-1 Warrants) of such Warrants, through the date that is ninety (90) days after the public disclosure of the consummation of the Fundamental Transaction by the Company pursuant to the filing of this Current Report on Form 8-K.

In March 2016, Mr. Terry sold TJI to the Company in exchange for $500,000 in Company common stock, in anticipation of the Company being awarded a government contract whose performance would require the Company to hold an operating certificate of the same type as the Operating Certificate. However, the awarding of that contract to the Company has been repeatedly delayed, and at this point the Company does not expect the contract to be awarded to it in the foreseeable future, if ever; and TJI is of little or no value to the current operations of the Company without the Company having the contract to perform. Under the agreement by which Mr. Terry has sold TJI to the Company, Mr. Terry and Jackson River continue to indemnify the Company against liabilities that may arise from the Company’s purchase of TJI. For a further description of the March 2016 transaction, see the Company’s Current Report on Form 8-K filed March 17, 2016.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Stock Purchase Agreement, effective as of January 1, 2017, by and among Tempus Applied Solutions Holdings, Inc., Jackson River Aviation, LLC and Benjamin Scott Terry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.
Date: March 1, 2017	By:	/s/ Steven Bush
		Name:	Steven Bush
		Title:	Chief Financial Officer

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